As filed with the Securities and Exchange Commission on July 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 ____________________

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
____________________

AbitibiBowater Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0526415 (IRS Employer Identification No.)

1155 Metcalfe Street, Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

(Address, including zip code, of principal executive offices)

____________________

AbitibiBowater Inc. 2008 Equity Incentive Plan

(Full title of the plan)

____________________

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(866) 809-1134

(Name of agent, including area code, for service)

____________________

COPIES TO:

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada H3B 5H2 (212) 373-3000 Attention: Jacques P. Vachon	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000 Attention: Edwin S. Maynard

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	2,000,000 shares	$7.62(2)	$15,240,000(2)	$599

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices of AbitibiBowater Inc. common stock as reported on the New York Stock Exchange on July 14, 2008.

EXPLANATORY NOTE

Except as the context otherwise requires, references to "we," "our," "us," "AbitibiBowater" and the "Company" are to AbitibiBowater Inc. and its consolidated subsidiaries.

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register the issuance and sale of 2,000,000 shares of our common stock, par value $1.00 per share, which we refer to as the common stock, that are reserved for issuance in respect of grants made or upon exercise of options granted under the AbitibiBowater Inc. 2008 Equity Incentive Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the "SEC"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.            Company Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Those documents are incorporated by reference in the Section 10(a) prospectus.  We will also furnish without charge to each person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b).  Requests should be directed to AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada H3B 5H2, Attention: Chief Legal Officer; Telephone number (514) 875-2160.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

1.	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 filed with the SEC on March 20, 2008;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 12, 2008;

3.	All other reports filed (and not furnished) by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by our Form 10-K/A referred to in (1) above; and

4.	The description of our common stock contained in our Current Report on Form 8‑K12B filed with the SEC on October 29, 2007.

In addition, all reports and documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.              Description of Securities

Not applicable.

Item 5.               Interests of Named Experts and Counsel

Not applicable.

Item 6.               Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.  AbitibiBowater's restated certificate of incorporation provides that no AbitibiBowater director shall be personally liable to AbitibiBowater or AbitibiBowater's stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses.  A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her.  Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the Board of Directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.  The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by AbitibiBowater's restated certificate of incorporation or by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

AbitibiBowater's restated certificate of incorporation and bylaws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of AbitibiBowater or is or was a director or officer of AbitibiBowater serving any other enterprise at the request of AbitibiBowater.  However, AbitibiBowater will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the AbitibiBowater Board of Directors.

AbitibiBowater will assume and/or fulfill, as applicable, and will cause Abitibi-Consolidated Inc. ("ACI") or Bowater Incorporated ("Bowater"), as applicable, and/or their respective successors to fulfill and honor in all respects their respective obligations pursuant to any indemnification agreements between ACI or Bowater, as applicable, and their respective current or former directors, officers or employees in effect immediately prior to October 29, 2007 (the "Effective Time"), and any indemnification provisions under ACI's bylaws, Bowater's certificate of incorporation or Bowater's bylaws, each as in effect on the date of the combination agreement.  AbitibiBowater will also, subject to certain conditions, pay expenses in advance of the final disposition of any applicable action, suit or proceeding to each such indemnified party to the fullest extent permitted under such documents and applicable law.  AbitibiBowater will cause ACI and Bowater and/or their respective successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in ACI's bylaws, Bowater's certificate of incorporation or Bowater's bylaws as in effect on the date of the combination agreement for a period of six years from the Effective Time in any manner that would adversely affect the rights under such documents of individuals who, immediately prior to the Effective Time, were directors or officers of ACI or Bowater, as applicable, unless such modification is required by law.  For a period of six years after the Effective Time, AbitibiBowater will, or will cause ACI, Bowater and/or their respective successors to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by ACI's or Bowater's, as applicable, directors' and officers' liability insurance policy with respect to claims arising from actions or omissions that occurred on or before the Effective Time (including in connection with the combination agreement and the transactions contemplated by the combination agreement and the transactions contemplated hereby) on terms no less favorable to the beneficiaries of such policies than those applicable to persons covered as of the date of the combination agreement.

Item 7.                Exemption from Registration Claimed

Not applicable.

Item 8.                Exhibits

Exhibits

4.1	Second Amended and Restated Certificate of Incorporation of AbitibiBowater Inc.

4.2	Amended and Restated By-laws of AbitibiBowater Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K of AbitibiBowater Inc., filed on October 29, 2007).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

Item 9.                 Undertakings

(a)	The undersigned registrant hereby undertakes:

	1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

	2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on July 21, 2008.

                  ABITIBIBOWATER INC.

                   By:  /s/ David J. Paterson
                   Name: David J. Paterson
                   Title: President and Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of David J. Paterson and William G. Harvey, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below on July 21, 2008, by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ David J. Paterson	President and Chief Executive Officer
David J. Paterson	(Principal Executive Officer)

/s/ John W. Weaver	Chairman
John W. Weaver

/s/ William G. Harvey	Senior Vice President
William G. Harvey	and Chief Financial Officer (Principal
Financial and Accounting Officer)

/s/ John Q. Anderson	Director
John Q. Anderson

/s/ Jacques Bougie	Director
Jacques Bougie

Director
William E. Davis

/s/ Richard B. Evans	Director
Richard B. Evans

Director
Gordon D. Giffin

/s/ Anthony F. Griffiths	Director
Anthony F. Griffiths

/s/ Ruth R. Harkin	Director
Ruth R. Harkin

/s/ Lise Lachapelle	Director
Lise Lachapelle

/s/ Gary J. Lakussen	Director
Gary J. Lukassen

/s/ Paul Rivett	Director
Paul Rivett

/s/ John A. Rolls	Director
John A. Rolls

/s/ Togo D. West, Jr.	Director
Togo D. West, Jr.

INDEX TO EXHIBITS

Exhibits

4.1	Second Amended and Restated Certificate of Incorporation of AbitibiBowater Inc.

4.2	Amended and Restated By-laws of AbitibiBowater Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K of AbitibiBowater Inc., filed on October 29, 2007).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).